Exhibit 99.4

February 25, 2014

ZAGG Inc's Board of Directors Authorizes $10 Million for Stock Repurchase

Announces Dismissal of Class Action Lawsuit

Line of Credit Paid Down to $0

SALT LAKE CITY, Feb. 25, 2014 (GLOBE NEWSWIRE) --ZAGG Inc (Nasdaq:ZAGG), a leading mobile device accessories company with a brand portfolio that includes ZAGG and iFrogz, announced today the Board of Directors has authorized a $10 million share repurchase. The company paid off the balance on the Line of Credit during the first quarter of 2014, and will use cash from operations to fund the share repurchase in 2014.

ZAGG also disclosed today that the United States Court for the District of Utah Central Division granted the Company's motion to dismiss the securities class action lawsuit brought against the Company and certain current and former officers. The decision was granted in February 2014. The Court dismissed all claims asserted in the case.

About ZAGG Inc:

ZAGG Inc and its subsidiaries (collectively, the "Company," or "ZAGG") design, produce and distribute creative product solutions for mobile and media accessories such as protective coverings, cases, keyboards, keyboard cases, earbuds, portable   power and device cleaning under the family of ZAGG brands. In addition, the Company designs, produces and distributes cases, Near-Field Audio™ amplifying speakers, earbuds, traditional headphones, and gaming headphones for mobile   and media   devices under the family of iFrogz brands in the va-lupericed lifestyle sector. ZAGG distinguishes    itself as th preferred brand by offering creative product solutions through targeted global distribution channels, with the broadest product offering in its sector. More information about the company and its brands is at  www.ZAGG.com.

CONTACT:	Investor Relations: Genesis Select Corp Kim Rogers 303-415-0200 krogersc@genesisselect.com

Media: LANE Jane Taber 503-546-7888 jane@lanepr.com

Company: ZAGG Inc Nathan Nelson 801-506-7341 nnelson@zagg.com

Source: ZAGG Inc

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